EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 26, 2018, relating to the financial statements and financial highlights which appear in the August 31, 2018 Annual Reports to Shareholders of the Goldman Sachs Financial Square Government Fund and the Goldman Sachs Financial Square Prime Obligations Fund. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 6, 2019